UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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Notice of Annual Meeting

and

Proxy Statement

2011

March 18, 2011

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 4, 2011, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors; an advisory vote on the selection of the company’s independent auditors; an advisory vote on executive compensation; and an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may raise other matters, as described in the accompanying Proxy Statement.

We have elected to provide the proxy materials for our 2011 annual meeting to most of our shareholders via the Internet, as permitted by the rules of the Securities and Exchange Commission. We believe this method of providing proxy materials will expedite receipt of proxy materials by many of our shareholders and lower the costs of our annual meeting. Additional information regarding proxy materials distribution is provided on page 2 of our proxy statement.

Your vote is important. We encourage you to consider carefully the matters before us.

Sincerely yours,

Jay L. Johnson

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 4, 2011

The Proxy Statement and 2010 Annual Report are available at www.generaldynamics.com/2011proxy.

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 4, 2011, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

1.	the election of 11 directors;

2.	an advisory vote on the selection of KPMG LLP as the company’s independent auditors for 2011;

3.	an advisory vote on executive compensation;

4.	an advisory vote on the frequency of future advisory votes on executive compensation;

5.	a shareholder proposal regarding a human rights policy, provided it is presented properly at the meeting;

6.	a shareholder proposal regarding special shareholder meetings, provided it is presented properly at the meeting; and

7.	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2 and 3.

The Board of Directors unanimously recommends for proposal 4 that you vote to hold future executive compensation advisory votes EVERY THREE YEARS.

The Board of Directors unanimously recommends that you vote AGAINST proposals 5 and 6.

The Board of Directors set the close of business on March 7, 2011, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2010 Annual Report is included with this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 18, 2011

Proxy Statement

March 18, 2011

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 4, 2011, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 18, 2011, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 7, 2011, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 373,358,310 shares of Common Stock issued and outstanding.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record, you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on a proxy card. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of ownership of Common Stock, such as a bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Proxy Materials Distribution

As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2011 Annual Meeting via the Internet to most of our shareholders. For some shareholders, such as participants in our 401(k) plans, we are required to deliver proxy materials in hard copy. Nevertheless, we believe the use of the Internet will expedite receipt of the 2011 proxy materials by many of our shareholders and lower the costs of our Annual Meeting. On March 18, we initiated delivery of proxy materials to our shareholders of record one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice, but would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares at the Annual Meeting. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683), or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300, and following the instructions provided on the phone line;
(3)	accessing www.envisionreports.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 3, 2011. Please note that the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company;
(3)	FOR the approval, on an advisory basis, of the compensation of the named executive officers;
(4)	on an advisory basis, in favor of holding future executive compensation advisory votes EVERY THREE YEARS;
(5)	AGAINST the shareholder proposals described in this Proxy Statement; and
(6)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are the beneficial owner of those shares rather than the shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Northern Trust, as plan trustee, how to vote your shares. In the absence of timely voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in these plans on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your 401(k) plan shares, your vote, or any re-vote as described below, must be received by 9 a.m. Eastern Time on May 2, 2011.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 3, 2011. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, executive compensation matters and the shareholder proposals, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Proposal 1 – Election of the Board of Directors of the Company.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 3 – Advisory Vote on Executive Compensation.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 4 – Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes.    For this proposal, you may choose to express a preference for holding future advisory votes on executive compensation every year, every two years or every three years. For any particular frequency to be approved, it must receive an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose instead to abstain from voting on this matter. Abstentions will have the effect of a vote against each choice.

Proposals 5 and 6 – Shareholder Proposals.    Proposals 5 and 6 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions will have the effect of a vote against the proposals.

Voting Tabulation.    Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

Election of the Board of Directors of the Company

(Proposal 1)

This year, 11 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Mary T. Barra, 49, director since 2011.

Senior Vice President, Global Product Development, of General Motors Company since February 2011. Vice President, Global Human Resources, from 2009 to January 2011. Vice President, Global Manufacturing Engineering, from 2008 to 2009. Executive Director, Vehicle Manufacturing Engineering, from 2004 to 2008. Appointed to the Board in March 2011, Ms. Barra was first identified by a third-party search firm and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

Ms. Barra’s business and educational background, including a bachelors degree in electrical engineering and a masters degree in business administration, enable her to provide valuable strategic, operational and business advice to the company. Ms. Barra’s current position with General Motors as senior vice president, global product development, and her former positions as vice president, global human resources, and vice president, global manufacturing engineering, position her well to advise our businesses on a broad range of matters in the areas of human resources, engineering, manufacturing, and research and development. Her strong and diversified business background provides her with a deep understanding of the challenges facing large public companies with complex global operations.

Nicholas D. Chabraja, 68, director since 1994.

Chairman from June 1997 to May 2010. Chief Executive Officer from June 1997 to July 2009. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Mr. Chabraja currently serves as a director of Northern Trust Corporation and as non-executive chairman of Tower International, Inc. He served as a director of Ceridian Corporation, a former public company, within the past five years.

Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on governance and management matters that face large public companies.

James S. Crown, 57, director since 1987.

Lead Director since May 2010. President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

As the longest-serving member of our board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and its history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in general business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies have provided him with a deep understanding of the roles and responsibilities of a board of a large public company.

William P. Fricks, 66, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Mr. Fricks’ prior senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial and operational requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

Jay L. Johnson, 64, director since 2003.

Chairman and Chief Executive Officer since May 2010. President and Chief Executive Officer from July 2009 to May 2010. Vice Chairman from September 2008 to July 2009. Executive Vice President of Dominion Resources, Inc., from December 2002 to June 2008. Chief Executive Officer of Dominion Virginia Power from October 2007 to June 2008. President and Chief Executive Officer of Dominion Delivery from 2002 to 2007. Senior Vice President of Dominion Energy, Inc., from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

Prior to joining General Dynamics in September 2008, Mr. Johnson served as both chief executive officer of large gas and electric utility businesses and as an Admiral in the U.S. Navy. He served as a director of General Dynamics for six years before becoming an executive officer of the company. Mr. Johnson rose through the ranks of the U.S. Navy to become Chief of Naval Operations and a member of the Joint Chiefs of Staff. Mr. Johnson’s superior business acumen, knowledge of all aspects of the company’s business and history, and prior military experience position him well to serve as our chairman and chief executive officer.

George A. Joulwan, 71, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, and Commander-in-Chief, European Command, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc., (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security, at the U.S. Military Academy at West Point from 1998 to 2000.

Mr. Joulwan had a distinguished career in the U.S. Army prior to joining our Board in 1998. As a General, Mr. Joulwan served as Commander-in-Chief of the Southern Command and the European Command and as the 11th Supreme Allied Commander, Europe. Mr. Joulwan’s unique perspective on U.S. and foreign military strategy and operations, including NATO operations, provides him with valuable insight into international defense markets and the global defense industry. Mr. Joulwan’s demonstrated leadership and management skills make him a valuable strategic advisor to our aerospace and defense businesses.

Paul G. Kaminski, 68, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc., (consulting) since 1997. Senior Partner of Global Technology Partners, LLC, (consulting) from 1998 to 2010. Dr. Kaminski served as a director of Anteon International Corporation, a former public company, within the past five years.

Dr. Kaminski’s prior service as the Under Secretary of Defense for Acquisition and Technology provides him with valuable insight into research and development, procurement, acquisition reform and logistics at the U.S. Department of Defense. In addition, Dr. Kaminski’s education and business background in advanced technology, including dual master’s degrees in aeronautics-astronautics and electrical engineering and a doctorate in aeronautics and astronautics, enable him to provide valuable strategic and business advice to our aerospace and defense businesses.

John M. Keane, 68, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. Senior Partner of SCP Partners (private equity) since 2009. Managing Director of Keane Advisors, LLC, (private equity) from 2005 to 2009. Member of the Department of Defense Policy Board. Mr. Keane currently serves as a director of Cyalume Technologies Holdings, Inc., M&F Worldwide Corp. and MetLife, Inc.

Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry combined with his demonstrated leadership and management skills make him a valuable strategic advisor to our aerospace and defense businesses. Mr. Keane also has gained a strong understanding of public company governance and operations through his service on three public company boards.

Lester L. Lyles, 64, director since 2003.

Retired General, U.S. Air Force. Commander, Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Mr. Lyles currently serves as a director of DPL Inc., KBR, Inc., and Precision CastParts Corp. He served as a director of MTC Technologies, Inc., a former public company, within the past five years.

Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of the challenges that face public companies through his service on several public company boards.

William A. Osborn, 63, director since 2009.

Chairman of Northern Trust Corporation (multibank holding company) from October 1995 to November 2009. Chief Executive Officer of Northern Trust Corporation from 1995 to 2007 and President of Northern Trust Corporation and The Northern Trust Company (banking services) from 2003 to 2006. Mr. Osborn currently serves as a director of Abbott Laboratories, Caterpillar, Inc., and Tribune Company, a public company until December 2007. He served as a director of Nicor Inc. and Northern Trust Corporation within the past five years.

Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our board a well-developed awareness of financial strategy and asset management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

Robert Walmsley, 70, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Mr. Walmsley currently serves as a director of Cohort plc and Ultra Electronics plc. He served as a director of British Energy Group plc, EDO Corporation and Stratos Global Corporation, each a former public company, within the past five years.

Mr. Walmsley’s prior service as Chief of Defence Procurement for the United Kingdom Ministry of Defence gives him acute comprehension of international defense matters. Moreover, his service as a Vice Admiral in the Royal Navy and his appointments as Controller, Chairman of the Naval Nuclear Technical Safety Panel and Director General, Submarines, provide him with an important perspective on our aerospace and defense businesses. Mr. Walmsley’s service as a public company director in the United States and the United Kingdom positions him well to understand complex operational and governance matters at a large public company.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body, except on matters reserved for the shareholders.

Corporate Governance Guidelines

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements and evolving best practices.

Codes of Ethics

Since the inception of a formal ethics program in 1985, our Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, we have had a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics helpline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

We also have adopted ethics codes specifically applicable to our financial professionals and our Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct Handbook, Code of Ethics and Code of Conduct are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct on behalf of any of our executive officers, financial professionals or directors.

Related Person Transactions Policy

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) General Dynamics will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arms-length transaction and serves a compelling business reason, and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transaction with a related person was determined to pose no actual conflict of interest and was approved by the committee pursuant to our related person transactions policy:

In January 2010, Nicholas D. Chabraja entered an agreement to purchase a mid-sized pre-owned aircraft from Gulfstream Aerospace Corporation, a subsidiary of General Dynamics, for a price of approximately $8,500,000. The purchase was completed in the first quarter of 2010. The terms and conditions of the sales agreement were negotiated in an arms-length transaction and represent standard terms and conditions for a pre-owned aircraft sale.

Director Independence

Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(1)	is not an employee, nor has an immediate family member who is an executive officer, of General Dynamics;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from General Dynamics, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from General Dynamics, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not a current partner of, or employed by, a present internal or external auditor of General Dynamics;

(6)	does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(7)	except as otherwise provided in (8) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, General Dynamics for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(8)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from General Dynamics in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

In March 2011, the Board of Directors considered whether each member of the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board determined that Mary T. Barra, James S. Crown, William P. Fricks, George A. Joulwan, Paul G. Kaminski, John M. Keane, Lester L. Lyles, William A. Osborn and Robert Walmsley each qualifies as an independent director. The Board also determined that Nicholas D. Chabraja and Jay L. Johnson are not independent directors due to Mr. Chabraja’s recent service as chief executive officer and Mr. Johnson’s current service as chief executive officer. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics

(other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial for the reasons discussed below:

Ms. Barra and Messrs. Crown, Joulwan, Kaminski, Keane, Lyles and Osborn serve as members of the boards of charitable and other non-profit organizations to which General Dynamics has made payments or contributions in the usual course of our business and annual giving programs. All payments or contributions by General Dynamics were below the greater of $1 million or 2 percent of the organizations’ gross revenues.

Messrs. Crown, Joulwan, Kaminski, Keane, Lyles, Osborn and Walmsley serve as directors of companies, Mr. Walmsley serves as a consultant to companies and Ms. Barra is an executive officer of a company, to which we sell products and services, or from which we purchase products and services, in the ordinary course of business. None of the directors had any material interest in, or received any special compensation in connection with, these ordinary-course business relationships.

Board Leadership Structure

Our Board elects a chairman from among the directors and determines whether to separate or combine the roles of chairman and chief executive officer based on what it believes best serves the needs of the company and its shareholders at any particular time. In July 2009, the Board separated the roles to facilitate the seamless transition of the chief executive officer position from Mr. Chabraja to Mr. Johnson. In May 2010, the Board determined that it was in the best interests of the company and its shareholders to recombine the roles of chairman and chief executive officer, at which point Mr. Johnson began serving as the chairman and chief executive officer. The Board believes that Mr. Johnson’s in-depth knowledge and keen understanding of the company’s operations and risk management practices position him to provide strong and effective leadership to the Board and to ensure that the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

In February 2010 the Board created the position of a lead director. The lead director will be selected annually by the Board from among the independent directors. Mr. Crown was selected as lead director effective May 2010. The Board believes that the lead director position provides additional independent oversight of senior management and board matters. The selection of a lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them and the chairman. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the chairman.

The lead director’s authority and responsibilities are as follows:

(1)	acts as chair at board meetings when the chairman is not present, including meetings of the non-management directors;

(2)	has the authority to call meetings of the non-management directors;

(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;

(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

(5)	is available for consultation and communication with significant shareholders, when appropriate; and

(6)	performs such other duties as the Board may determine from time to time.

Risk Oversight

We believe the Board leadership structure described above supports a risk-management process in which senior management is responsible for our company’s day-to-day risk-management processes and the Board provides oversight of those processes. To fulfill this responsibility, the Board oversees risk management at both the full Board and committee levels.

The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in early February. At this meeting, senior management reports on the opportunities and risks faced by the company in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are then monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group.

In addition, the Audit Committee has responsibility for oversight of the company’s policies and practices concerning risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation; ethics program matters; and health, safety and environmental matters. The committee also holds regular executive sessions with the staff vice president, internal audit, and an executive session with the partners of the KPMG LLP audit team.

In addition to the Audit Committee’s role in risk oversight, each of the other Board committees considers risk as it relates to its particular areas of responsibility. The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s employee benefit plans. To assess risks in these areas, the committee receives regular briefings from our vice president and treasurer, and chief financial officer, on finance policies and asset performance. The Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders. The committee receives regular briefings from the chairman and chief executive officer and the senior vice president, human resources and administration, on compensation matters. Finally, the Nominating and Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from the senior vice president, general counsel and secretary.

Board Meetings and Attendance

During 2010, the Board of Directors held nine meetings. This included a three-day meeting in February to review our 2010 operating plan, including the operating plan of each of our business units and business groups. In April 2010, the Board visited the Basel, Switzerland facility of our Jet Aviation subsidiary and met with Jet Aviation’s management. Each of our directors attended at least 90 percent of the meetings of the Board and committees on which they served in 2010. We encourage directors to attend each meeting of shareholders. All of our directors at the time attended the 2010 annual meeting of shareholders.

Executive Sessions of the Board

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as desired by any non-management director. In addition, the independent directors meet in executive session at least once a year. The lead director serves as chair at the executive sessions.

Board Committees

The Board of Directors has four standing committees, described below. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Committee Members.    Listed below are the members of each of the four standing committees as of March 7, 2011, with the chair appearing first.

Audit	Compensation	Finance and Benefit Plans	Nominating and Corporate Governance
William P. Fricks James S. Crown Lester L. Lyles William A. Osborn Robert Walmsley	George A. Joulwan James S. Crown William P. Fricks Paul G. Kaminski	Paul G. Kaminski Nicholas D. Chabraja John M. Keane William A. Osborn	James S. Crown George A. Joulwan John M. Keane Lester L. Lyles Robert Walmsley

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates our independent auditors and evaluates their independence. In addition, this committee reviews our audited consolidated financial statements with management and the independent auditors, recommends to the Board whether the audited consolidated financial statements should be included in our annual report on Form 10-K and prepares a report to shareholders that is included in our proxy statement. This committee also evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. This committee held 11 meetings in 2010. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the SEC.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers our incentive compensation plans and reviews and monitors succession plans for the chief executive officer and other officers. This committee held five meetings in 2010.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. The committee’s charter also provides that the committee has sole authority to approve consultant fees (to be funded by the company) and the terms of the consultant’s retention. Pursuant to the charter, the Compensation Committee has, from time to time, engaged PricewaterhouseCoopers LLP (PwC) as a compensation consultant to provide advice on executive compensation matters. In 2010, the committee, after reviewing fees paid by the company to PwC for other services and considering PwC’s independence generally, engaged PwC to provide context on the current executive compensation landscape from the perspective of regulators, shareholders and the competitive market, and to conduct a review of our executive compensation processes. PwC is also available to provide advice to the chairman of the Compensation Committee or the Compensation Committee as a whole on executive compensation matters on an as-needed basis. PwC does not, however, regularly attend Compensation Committee meetings or make any specific recommendations on the amount or form of compensation for any of our executives.

In 2010, the chairman of the Compensation Committee approved fees of approximately $17,000 to PwC in its capacity as external advisor to the Compensation Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Compensation Committee reports directly to the chairman of the Compensation Committee, and is not involved in providing any other services to the company. During 2010, we also retained PwC to provide services to the company unrelated to executive compensation including tax, accounting support, executive financial planning and other business-related services. The aggregate fees paid for those services in 2010 were approximately $2,570,000.

Finance and Benefit Plans Committee.    This committee oversees the management of the finance policies of General Dynamics and the assets of our employee benefit plans (other than multiemployer plans). This committee held three meetings in 2010.

Nominating and Corporate Governance Committee.    This committee evaluates board and management effectiveness; advises the Board on corporate governance matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held six meetings in 2010.

Director Nominations

The Nominating and Corporate Governance Committee considers director nominees from various sources. The committee considers and makes recommendations to the Board concerning the appropriate size and composition of the Board, including the relevant characteristics and experience required of new members. Nominees are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of shareholders based on the attributes, experience, qualifications and skills noted below. In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure there is a diverse range of backgrounds, talent, skill and expertise among the directors. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with the issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities and should be committed to serve on the Board for an extended period of time.

Each year the directors undertake a self-assessment that elicits feedback on the performance and effectiveness of the Board and each committee. As part of this self-assessment, the directors are asked to consider whether, among other things, the current directors possess the appropriate mix of skills, experience and diverse viewpoints to enable the Board to function effectively. The results of the self-assessment are presented to the Nominating and Corporate Governance Committee and the full Board.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship, between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and General Dynamics; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph. Our employees can call a toll-free helpline number provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit

Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

The general counsel and the chief financial officer of the company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director receives a series of briefings in person on our operating plans; significant financial, accounting and risk-management matters; and key policies and practices. At this orientation, a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. In addition, directors visit our business units regularly. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2010, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Meridian Compensation Partners, LLC (Meridian), a company that spun off from Hewitt Associates in 2010, to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Meridian provided director compensation data for two peer groups. The first group consisted of the following companies with substantial aerospace or defense revenues:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

To assist the Compensation Committee in understanding director compensation practices and trends in the broader industrial base, management also requested director compensation data from Meridian for a larger group of companies comprising the 10 companies listed above and 13 additional companies. The companies in the larger group were:

3M Company	Johnson Controls, Inc.
The Boeing Company	L-3 Communications Holdings, Inc.
Caterpillar, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Oshkosh Corporation
Emerson Electric Co.	Raytheon Company
Goodrich Corporation	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
International Business Machines Corp.	Tyco International Ltd.
International Paper Company	United Technologies Corporation
ITT Corporation

In each group, the average sales of the group approximated our sales. The committee benchmarked director compensation against these two peer groups. The Compensation Committee reviewed the survey data provided to management by Meridian and, based on this review, recommended an increase in the annual retainer. Based upon the recommendation of the committee, the Board approved at its February 2010 meeting an increase in the annual equity award to $122,000. All other elements of director compensation were unchanged.

Director compensation for 2010 included the following:

Annual Retainer	$65,000

Lead Director Additional Retainer	$25,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $122,000 on the date of award

In early 2011, as part of its annual review of director compensation, the committee requested that management update its director compensation analysis. Management engaged Meridian to provide survey data for the peer groups listed above. The committee reviewed the survey data provided by Meridian and, based on this review, recommended a $5,000 increase in the annual retainer and a $500 increase in attendance fees for Board meetings. Based upon the recommendation of the committee, the Board approved these changes at its February 2011 meeting. All other elements of director compensation are unchanged for 2011.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2010 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2010 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award valued at approximately one-third of the total equity award and a stock option award valued at approximately two-thirds of the total equity award.

We began compensating Mr. Chabraja for his service on the Board after he retired as chief executive officer on June 30, 2009. At that time, Mr. Chabraja began receiving the compensation listed above as a non-management director. In addition, for his service as non-executive chairman from June 2009 until May 2010 Mr. Chabraja received an annual retainer of $750,000. In determining Mr. Chabraja’s retainer, the Compensation Committee requested information from management regarding retainer compensation amounts paid to non-executive chairs. Management obtained survey data from Hewitt Associates for companies that publicly disclosed compensation amounts for non-executive chairs, which resulted in the following companies:

The AES Corporation	Marathon Oil Corporation
The AllState Corporation	McDonald’s Corporation
American International Group, Inc.	Murphy Oil Corporation
AmerisourceBergen Corporation	ONEOK, Inc.
The Bank of New York Mellon Corporation	The Pepsi Bottling Group, Inc.
Bristol-Myers Squibb Company	The Progressive Corporation
Cardinal Health, Inc.	Publix Super Markets, Inc.
CBS Corporation	Rite Aid Corporation
CHS Inc.	Sun Microsystems, Inc.
Coca-Cola Enterprises Inc.	The TJX Companies, Inc.
Costco Wholesale Corporation	Tech Data Corporation
Federal National Mortgage Association	Texas Instruments Incorporated
Freeport-McMoran Copper & Gold Inc.	Time Warner Inc.
Health Net, Inc.	Tyson Foods, Inc.
Humana Inc.	UnitedHealth Group Incorporated
Ingram Micro Inc.	Viacom Inc.
Intel Corporation	The Walt Disney Company
L-3 Communications Holdings, Inc.	Waste Management, Inc.
Loews Corporation

In connection with the creation of a Lead Director position by the Board in February 2010, the committee asked management to provide information regarding amounts paid to lead directors. Management provided information for companies in the Fortune 200 with lead directors. Based upon this information, the committee established a $25,000 lead director additional retainer, which represented the median of the comparative data.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2010 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director.

Director Compensation for Fiscal Year 2010

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Nicholas D. Chabraja	$473,500	$40,420	$81,258	$2,140	$597,318
James S. Crown	$163,167	$40,420	$81,258	$2,140	$286,985
William P. Fricks	$134,500	$40,420	$81,258	$2,140	$258,318
George A. Joulwan	$124,500	$40,420	$81,258	$4,080	$250,258
Paul G. Kaminski	$118,500	$40,420	$81,258	$2,140	$242,318
John M. Keane	$108,500	$40,420	$81,258	$2,140	$232,318
Lester L. Lyles	$122,000	$40,420	$81,258	$2,140	$245,818
William A. Osborn	$120,500	$40,420	$81,258	$2,140	$244,318
J. Christopher Reyes (e)	$40,167	$40,420	$81,258	$1,070	$162,915
Robert Walmsley	$124,500	$40,420	$81,258	$4,080	$250,258
(a)	Messrs. Crown, Fricks, Keane and Lyles elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 967 shares of Common Stock with a grant date fair value of $64,853. Mr. Kaminski elected to receive 100 percent of his annual retainer in Common Stock for a portion of the year and as a result received 468 shares of Common Stock with a grant date fair value of $32,428. Mr. Reyes elected to receive 100 percent of his annual retainer in Common Stock for the portion of the year that he served as a director and as a result received 303 shares of Common Stock with a grant date fair value of $21,594. Mr. Walmsley elected to receive 50 percent of his annual retainer in Common Stock. As a result, he received 337 shares of Common Stock with a grant date fair value of $22,599.
(b)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2011. Restricted stock awards outstanding as of December 31, 2010, for each director were as follows: 92,850 for Mr. Chabraja; 2,425 for Messrs. Crown, Fricks, Joulwan, Kaminski, Keane, Lyles and Walmsley; 550 for Mr. Osborn; and 0 for Mr. Reyes. In accordance with the forfeiture provisions of our equity compensation plan, Mr. Reyes forfeited all of his unreleased outstanding grants of restricted stock at the time of his departure from the Board.
(c)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2011. Option awards outstanding as of December 31, 2010, for each director were as follows: 1,124,710 for Mr. Chabraja; 27,730 for Messrs. Crown, Joulwan, Kaminski, Keane and Walmsley; 32,030 for Messrs. Fricks and Lyles; 5,410 for Mr. Osborn; and 0 for Mr. Reyes. In accordance with the forfeiture provisions of our equity compensation plan, Mr. Reyes forfeited all of his unvested options at the time of his departure from the Board.
(d)	Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance.
(e)	Mr. Reyes resigned from the Board effective May 5, 2010.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Stringent stock ownership requirements for our executive officers, which require our executive officers to hold Common Stock with values ranging from eight to 15 times base salary, ensure that our management team is incentivized to act in the best interests of our shareholders.

Over the past 10 years, we along with our shareholders have enjoyed strong performance measured by double-digit growth in revenues and earnings and consistent, solid returns. Free cash flow, defined as cash from operating activities less capital expenditures, has exceeded net earnings during this period. We have deployed this cash to make 38 acquisitions totaling approximately $12.5 billion, to repurchase approximately $4.4 billion of our Common Stock and to return approximately $3.8 billion in quarterly dividends over this period. We have increased our annual dividend each year during the period.

Ten-Year Historical Performance

(December 2000 – December 2010)

As the 10-year performance graph on the prior page shows, in the past decade we have generated a total return for shareholders of 115 percent, well in excess of the Standard and Poor’s® 500 Index and the Standard & Poor’s® Aerospace and Defense Index. This graph also illustrates the economic downturn that our company, particularly our Aerospace group, and the broader markets experienced in late 2008 and 2009. During this period, our management team aggressively managed our businesses to maximize profitability, including implementing cost-cutting measures, scaling production and overhead, and focusing on continuous improvement efforts to drive operational efficiencies. Consistent with our focus on strong operational performance and long-term shareholder value creation, our management remains focused on growing our business in a disciplined manner, executing on backlog, continuously improving our processes to reduce cost and maximize profitability, and efficiently converting earnings into cash.

Our senior management team, led by our chairman and chief executive officer, remains dedicated to achieving consistently strong financial results and is compensated in ways to ensure a continual focus on creating shareholder value. Four corporate executive vice presidents provide guidance to the individual operating business units within their respective business groups – Aerospace, Combat Systems, Marine Systems, and Information Systems and Technology – and report directly to the chairman and chief executive officer on the financial and operational performance of their group. Our chairman and chief executive officer is also supported by four corporate senior vice presidents who oversee their respective functional areas throughout the company – finance, human resources and administration, legal, and planning and development. A president of each business unit is responsible for profit and loss performance by that business unit.

Approximately 500 employees, including our senior management team, participate in our executive compensation program, which includes a salary, a performance-based bonus and equity awards, along with company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is in the form of bonuses and equity awards (restricted stock and stock options), which are tied to the performance of the company, individual performance of the executive and, where applicable, that of their business group and, therefore, is at risk. For our named executive officers, 80 percent or more of their compensation is at risk. For our chairman and chief executive officer, that number is 90 percent. Bonuses, when earned, are paid in cash. Equity awards are granted as restricted stock and stock options.

In practice, equity awards provide the greatest risk and possible reward to our executives. The initial value of an equity grant that an executive receives is driven by an assessment of company performance and his or her individual performance in the prior year. The ultimate value of that grant depends in large part on the impact of the company’s future performance on the value of our Common Stock over the long term. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true. Market conditions in recent years have caused the value of our executives’ stock holdings and equity awards to be significantly reduced or, in the case of certain option awards, reduced to zero. Because of our focus on aligning the interests of management with those of our shareholders, as a matter of principle we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the expected value of the equity grants, at the time they are received, is reasonable.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. Our Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our operating plan for the year. The Board reviews and monitors our performance throughout the year as compared to the plan. Our responsibility in setting the operating plan goals is to ensure that they are aggressive, achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for our executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in early February, the business unit presidents and the business group executive vice presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and executive vice presidents.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer, and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals adopted the year before. The chairman and chief executive officer presents the results of that assessment to the Board of Directors at the Board’s three-day meeting in early February. Following this review, the chairman and chief executive officer, after consultation with senior management, presents an initial proposal on compensation to the Compensation Committee for analysis and comment. As part of this initial proposal, the chairman and chief executive officer provides the committee with a performance assessment of each officer (other than himself) and makes specific recommendations to the committee regarding each officer’s compensation. Finally, the Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting the chairman and chief executive officer offers further analysis of executive compensation recommendations as requested by the committee. The Compensation Committee reviews and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Compensation Committee, chairman and chief executive officer, and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions described above. Although we use survey data to target each element of cash compensation and total equity compensation, the compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring achievement of particular financial objectives to the exclusion of other important objectives and values). To this end, we do not have targeted payout amounts, and the company, business group and individual performance categories for named executive officers are not assigned specific weights. We believe the use of discretion results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

Components of Our Compensation Program

Our executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and equity awards. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. Salaries are reviewed annually, and increases, when they occur, are market driven. In simplest terms, we seek to pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high-performance organizations make an effort to pay salaries at no more than market and therefore create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on the prior year’s performance of the company, their individual performance, and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group where applicable, performs well against the operating plan, and downside potential if performance does not meet expectations. When combined with base salaries, cash bonuses generally bring total cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at our peer group companies based on the survey data described below.

Equity Awards.    We believe that equity awards are an effective tool for aligning long-term executive performance with value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, we require officers to retain Common Stock until they own outright shares with a market value ranging from eight to 15 times their base salary depending on the officer’s position. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. As a result, our officers become shareholders with considerable personal financial interest in the health and performance of our company.

We determine the amount of equity awards to be granted to an executive in a particular year using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. The ratio of long-term incentives to cash compensation for our executives is generally between the 50th and 75th percentiles of the survey data.

Equity awards consist of awards of restricted stock and stock options. The allocation in recent years has been approximately one-third in restricted stock and two-thirds in stock options. We believe this allocation is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to fluctuations in the stock market as well as company performance during the life of the options. Our outstanding options granted prior to 2011 expire five years after the date of grant. Options granted in 2011 expire seven years after the date of grant. We balance the risk inherent in options against the relative stability implicit in restricted stock to motivate our executives to achieve operating goals that are aggressive, but achievable. Pursuant to our stock ownership guidelines, when exercising options, executive officers who have not yet met the ownership guideline may not sell shares acquired upon exercise, except to cover transaction costs and taxes. Similarly, shares received upon release of restricted stock may not be sold until the ownership guidelines are met.

As a matter of practice, we grant restricted stock awards and stock options on the first Wednesday of March each year. For new hires or promotions, restricted stock awards and stock options are granted on the later of the effective date of the event or the date the award is approved by the Compensation Committee. The number of shares of restricted stock awarded, and the exercise price of stock options, are based on the “fair market value” of our Common Stock on the date of the equity grant. We define fair market value of our Common Stock as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients are eligible, however, to vote their shares and to receive dividend payments and other distributions on our Common Stock. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant may be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Stock Options.    Stock options give an executive the right to buy a share of our Common Stock in the future at a predetermined “exercise price,” which is established as the average of the high and low sales price of our Common Stock on the date of grant. We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718. Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. Our outstanding options granted prior to 2011 expire five years after the grant date. Options granted in 2011 expire seven years after the grant date. The Compensation Committee determined that a seven-year expiration date would better serve the company’s retention goals by (1) bringing the option exercise date more in line with practices of other companies with whom we compete for talent and (2) more appropriately mitigating employees’ risk exposure to market volatility. No one recipient may be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

Stock Ownership Guidelines.    Our stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own outright shares with a market value ranging from eight to 15 times their base salary. Unreleased shares of restricted stock and shares (or share equivalents) held through our 401(k) plans are not counted for purposes of meeting the ownership guidelines. The chief executive officer must retain outright ownership worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain outright ownership worth 10 times their respective base salaries. Vice presidents must retain outright ownership worth eight times their respective base salaries. When exercising options, executives who have not yet met the ownership guideline may not sell shares acquired upon exercise, except to cover transaction costs and taxes. Similarly, shares received upon release of restricted stock may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. Based on data from the Center On Executive Compensation and Equilar, Inc., we believe our stock ownership and retention guidelines are some of the most stringent among public companies and strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics. Our stock ownership and retention guidelines are reviewed annually by the Compensation Committee.

Market Data.    To assist the Compensation Committee in its determinations, we utilize survey data provided by Aon Hewitt. Through the use of regression analysis using the scope and responsibilities of the position and company revenue, the Aon Hewitt data provide a median salary (the 50th percentile) and the 50th to 75th percentiles for total cash compensation for comparable positions at the peer group companies. Aon Hewitt also provides survey data for the 50th to 75th percentiles for ratios of long-term incentives to annual cash compensation for comparable positions at the peer group companies.

For the March 2011 compensation determinations, we obtained data about compensation levels at companies within two peer groups. These peer groups were used to benchmark the compensation for our named executive officers. The 2010 revenues of General Dynamics approximated both the median and mean revenues of both peer groups. In selecting the companies that comprise these peer groups, we considered the size, revenues, industry group, organizational structure and compensation practices of each peer company.

The core peer group consisted of companies in the aerospace and defense sector or companies that have substantial aerospace or defense revenues. We selected companies with whom we compete for business opportunities and executive talent. The companies in the core peer group were:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

The broader peer group consisted of the companies in the core peer group plus 13 additional companies from other industries to provide a broader view of compensation for executives. These additional companies have similar complexity of operations and organizational structure to General Dynamics. The companies in the broader peer group were:

3M Company	Johnson Controls, Inc.
The Boeing Company	L-3 Communications Holdings, Inc.
Caterpillar, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Oshkosh Corporation
Emerson Electric Co.	Raytheon Company
Goodrich Corporation	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
International Business Machines Corp.	Tyco International Ltd.
International Paper Company	United Technologies Corporation
ITT Corporation

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees throughout the company. Benefit packages are not, however, standard across General Dynamics. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive, and support the overall needs of our employees.

This section describes the benefits that we provide to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits.

Benefits for Active Employees.    We make available medical, dental, life insurance and disability coverage to eligible, full-time U.S.-based employees, including all the named executive officers. Employees can select the level of coverage appropriate for their circumstances.

We provide, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, we also provide at no cost to the officers additional life insurance coverage worth a total of two times their base salary.

Retiree Benefits.    Retiree benefits vary significantly across our U.S.-based business units and may include retiree medical and dental coverage. Eligible employees at our headquarters, including the named executive officers, can elect, at their own expense, to continue COBRA-eligible benefits through General Dynamics until they reach age 65. There is no retiree medical or dental benefit available to employees at our headquarters after they have reached age 65.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire prior to age 65, we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. Upon the retiree’s reaching age 65, or for executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    We provide a number of defined-benefit and defined-contribution retirement plans to our eligible employees, including the eligible named executive officers, through a combination of qualified and non-qualified plans.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Mr. DeMuro participates in a legacy retirement plan that is described on page 42 in the narrative discussion following the Pension Benefits for Fiscal Year 2010 table.

Defined-Benefit Retirement Plan.    We sponsor the General Dynamics Salaried Retirement Plan, which is a funded, tax-qualified, noncontributory defined-benefit pension plan. The Salaried Retirement Plan was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay prior to January 1, 2011, multiplied by years of service earned prior to January 1, 2007. There is no limit on the number of years of service under this formula, and the benefit is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. We make contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($245,000 in both 2010 and 2011). To provide a benefit calculated on compensation in excess of this compensation limit, we provide eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics.

Savings and Stock Investment (401(k)) Plan.    All our named executive officers are eligible to participate in the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the SSIP), a tax-qualified defined-contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions under the SSIP. During 2010, the SSIP provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Our matching contributions during 2010 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    We provide a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all the named executive officers. The purpose of the Supplemental SSIP is to allow key executives to defer salary and receive matching contributions on compensation in excess of the $245,000 compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Our matching contributions during 2010 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Perquisites.    We provide perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we compare these perquisites to generally accepted corporate practices. Our policy is to not reimburse executive officers for personal taxes owed by them resulting from their receipt of perquisites.

The perquisites provided to our named executive officers in 2010 were: club memberships; financial planning and tax preparation services; physical exams; home security systems; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided to our chairman and chief executive officer as required by the Board to help ensure security and accessibility. In February 2011, the Compensation Committee determined that the company would no longer provide country club memberships to our executive officers at our corporate headquarters. These executives will receive a one-time payment in 2011 equal to the value of three years’ of club dues to address any transition issues caused by the policy change.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Change in Control Agreements

We have change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of the named executive officers. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that is activated only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. Appropriate payment and benefit levels under the change in control agreements are evaluated and reviewed regularly. These reviews support our view that the agreements are consistent with market practice. The form of severance protection agreement for executive officers appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 44 of this Proxy Statement.

Analysis of 2010 Compensation for the Named Executive Officers

This section provides an analysis of the specific compensation that we paid to our named executive officers for 2010 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis.

2010 Base Salaries

The Compensation Committee reviews salaries annually in February and March for the upcoming year. Salary increases, when they occur, are market driven. For 2010, the Compensation Committee approved the following salaries for the named executive officers: Mr. Johnson – $1,400,000; Mr. Redd – $755,000; Mr. DeMuro – $660,000; Mr. Heebner – $640,000; and Mr. Helm – $560,000. These salaries were effective on March 22, 2010, except for Mr. Heebner whose salary became effective on May 1, 2010, and Mr. Helm whose salary became effective on May 3, 2010. Since the Summary Compensation Table on page 36 reflects total salaries paid in 2010, the salary data in the table includes the salaries paid for the first three months of 2010 – at the 2009 salary level – and the remaining nine months paid at the 2010 level. The salary paid to Mr. Helm during 2010 was at the 50th percentile of the competitive market based on the survey data. The 2010 salaries for other named executive officers were below the 50th percentile of the competitive market based on the survey data.

2010 Bonuses and 2011 Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined based on a multiple of the named executive officer’s total cash compensation.

For 2010 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups, as applicable, compared against the operating plan goals for 2010. In addition, the committee considered the leadership and management skills of each of our executives during 2010, including the named executive officers. The committee recognized management’s efforts to aggressively manage our businesses to preserve profitability and shareholder value, including implementing cost-cutting measures, scaling production and overhead, and focusing on continuous improvement efforts to drive operational efficiencies. These considerations are consistent with our belief that the use of discretion and judgment in setting compensation must be a part of any effective compensation program.

For Messrs. Johnson, Redd and Helm, who have responsibility for company-wide performance, the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations, return on invested capital and earnings per share at the company level. We believe that these metrics are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders. In particular:

•	Earnings from continuing operations measures our ability to grow our businesses and maximize profitability;

•

Free cash flow from operations demonstrates our ability to efficiently convert operating earnings into cash for purposes such as repaying maturing debt, funding business acquisitions, repurchasing our common stock and paying dividends;

•	Return on invested capital reflects our ability to generate returns from the capital we have deployed in our operations; and

•	Earnings per share represents our ability to create value for shareholders through growing our earnings and, in turn, generating share price appreciation in the marketplace.

The committee considered that for 2010: the company’s earnings from continuing operations of $2.628 billion were above the plan goal of $2.453 billion; free cash flow from operations of $2.616 billion exceeded the plan goal of $2.064 billion; return on invested capital of 17.5 percent was above the plan goal of 16.1 percent; and earnings per share of $6.82 was above the plan goal of $6.25. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. For Mr. Johnson, the committee recognized his strong leadership of the company in a dynamic economic environment and his focus on preserving profitability, maintaining strong operational performance, efficiently converting earnings into cash and creating long-term shareholder value. For Mr. Redd, the committee recognized his leadership in managing our financial risk profile, the guidance he provided to the company through his management and oversight of our finance organization and the role he played in executing effectively the company’s capital deployment strategy. For Mr. Helm, the committee recognized his successful transition into his new senior leadership position with the company and his leadership and guidance of the planning and development organization during a time of defense budget pressure.

For Messrs. DeMuro and Heebner, the Compensation Committee reviewed the operating performance of their business groups and focused on earnings before interest and taxes (EBIT) and business group cash flow. We believe that EBIT measures the ability of our business groups to grow their businesses and maximize profitability through continuous improvement and disciplined processes and that business group cash flow measures the ability of the business groups to efficiently convert operating earnings into cash that can be deployed throughout the company. The committee considered that for 2010: (a) the Information Systems and Technology group’s EBIT of $1.218 billion exceeded the plan goal of $1.217 billion; and business group cash flow of $672 million fell below the plan goal of $778 million; and (b) the Combat Systems group’s EBIT of $1.273 billion fell slightly below the plan goal of $1.277 billion; and business group cash flow of $863 million exceeded the plan goal of $828 million. Additionally, for Messrs. DeMuro and Heebner, the committee recognized (1) the leadership provided by both executives in managing their business groups, (2) their focus on continuous improvement efforts to drive process improvement and operational efficiencies, (3) their emphasis on disciplined program management and executing on backlog, (4) their ability to obtain excellent results while managing continuing growth in a dynamic economic environment and, (5) for Mr. Heebner, his efforts to ensure a seamless transition to the position of executive vice president for the Combat Systems group.

The bonus award for each of the named executive officers brought total cash compensation between the 50th and 75th percentiles of the competitive market based on the survey data for Messrs. Johnson, Heebner and Helm. For Messrs. Redd and DeMuro, the bonus award brought total cash compensation above the 75th percentile of the competitive market based on the survey data. Bonus awards are reflected in the Bonus column of the Summary Compensation Table. For Messrs. Johnson, Heebner and Helm, the ratio of long-term incentives to cash compensation used to determine the executive’s equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data except for Messrs. Redd and DeMuro whose ratios were above the 75th percentile of the competitive market based on the survey data. The number of options and shares of restricted stock awarded to each named executive officer in 2010 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2010 table.

The following graph depicts the 2010 compensation paid to the named executive officers by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section under which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

*	Restricted stock awards and stock option awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Topic 718 as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discuss in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined based on a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total

Jay L. Johnson Chairman and Chief Executive Officer	2010 2009	$1,400,000 1,126,250	$3,100,000 2,510,000	$2,998,392 2,906,525	$5,994,482 5,812,910	$	— —	$258,241 424,111	$13,751,115 12,779,796

L. Hugh Redd Senior Vice President and Chief Financial Officer	2010 2009 2008	$752,500 721,250 618,750	$950,000 950,000 1,000,000	$767,236 784,962 629,956	$1,533,542 1,570,020 1,259,529		$815,760 511,450 345,138	$80,932 190,284 83,124	$4,899,970 4,727,966 3,936,497

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2010 2009 2008	$658,750 643,750 602,500	$950,000 950,000 1,045,000	$804,716 849,908 754,954	$1,610,144 1,699,485 1,509,574		$348,522 224,805 134,321	$75,600 79,254 92,967	$4,447,732 4,447,202 4,139,316

David K. Heebner Executive Vice President, Combat Systems	2010	$620,000	$825,000	$726,071	$1,455,213		$344,427	$167,094	$4,137,805

Robert W. Helm Senior Vice President, Planning and Development	2010	$373,333	$775,000	$1,789,534	$642,346		$—	$18,975	$3,599,188
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year.
(b)	The amounts reported in the Stock Awards column and the Option Awards column reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2011.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Messrs. Johnson and Helm do not participate in any of the company’s pension plans.
(d)	All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the SSIP and allocations to the Supplemental SSIP; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit for 2010 were as follows: Mr. Johnson – $2,751; Mr. Redd – $2,425; Mr. DeMuro – $2,389; Mr. Heebner – $2,841; and Mr. Helm – $669. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement. Amounts contributed by General Dynamics to the SSIP and allocations by General Dynamics to the Supplemental SSIP for 2010 were as follows: Mr. Johnson – $63,000; Mr. Redd – $33,525; Mr. DeMuro – $29,475; and Mr. Heebner – $26,100. Payments for term life insurance for 2010 were as follows: Mr. Johnson – $19,670; Mr. Redd – $4,808; Mr. DeMuro – $4,209; Mr. Heebner – $8,711; and Mr. Helm – $3,259. Noncash items (perquisites) provided to named executive officers in 2010, which for each named executive officer is in the aggregate equal to or greater than $10,000, were as follows: club memberships; financial planning and tax preparation services; physical exams; home security systems; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; personal use of automobiles owned or leased by General Dynamics; and, solely for Mr. Johnson in his position as chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Mr. Johnson –$31,290 relates to relocation expenses and Mr. Heebner – $69,024 relates to relocation expenses. The aggregate incremental cost to General Dynamics for Mr. Johnson’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Johnson’s security and accessibility, was $116,922. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the company of relocation expenses for Mr. Johnson and Mr. Heebner represents mortgage differential payments. Mortgage differential payments for Mr. Johnson ended in March 2010.

2010 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2010 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Jay L. Johnson	3/3/2010	40,800	—	—	—	$2,998,392
	3/3/2010	—	399,100	$73.49	$72.83	5,994,482

L. Hugh Redd	3/3/2010	10,440	—	—	—	$767,236
	3/3/2010	—	102,100	$73.49	$72.83	1,533,542

Gerard J. DeMuro	3/3/2010	10,950	—	—	—	$804,716
	3/3/2010	—	107,200	$73.49	$72.83	1,610,144

David K. Heebner	3/3/2010	9,480	—	—	—	$696,685
	3/3/2010	—	92,850	$73.49	$72.83	1,394,607
	4/30/2010	380	—	—	—	29,385
	4/30/2010	—	3,700	$77.33	$76.36	60,606

Robert W. Helm	5/5/2010	23,870	—	—	—	$1,789,533
	5/5/2010	—	40,450	$74.97	$74.96	642,346
(a)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2010. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Our chief executive officer must retain outright ownership of Common Stock worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. When exercising options, executives who have not yet met the ownership guideline may not sell shares acquired upon exercise, except to cover transaction costs and taxes. In all cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Jay L. Johnson	9,660	$115,579	540	$37,087

L. Hugh Redd	17,202	$220,764	4,340	$298,071

Gerard J. DeMuro	73,500	$490,164	9,340	$641,471

David K. Heebner	42,100	$303,718	5,320	$365,378

Robert W. Helm	—	—	—	—

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2010. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients are eligible to vote their shares and to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested) and their market value based on the closing price of the company’s Common Stock on December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Jay L. Johnson					126,845	$9,000,921
	—	399,100	$73.49	3/2/2015
	424,300	424,300	40.09	3/3/2014
	163,000	—	93.13	9/1/2013
	6,600	—	82.78	3/4/2013
	4,620	—	76.23	3/6/2012

L. Hugh Redd					43,370	$3,077,535
	—	102,100	$73.49	3/2/2015
	114,600	114,600	40.09	3/3/2014
	108,300	—	82.78	3/4/2013
	57,900	—	76.23	3/6/2012
	23,460	—	64.01	5/31/2011

Gerard J. DeMuro					49,840	$3,536,646
	—	107,200	$73.49	3/2/2015
	124,050	124,050	40.09	3/3/2014
	129,800	—	82.78	3/4/2013
	86,200	—	76.23	3/6/2012

David K. Heebner					34,190	$2,426,122
	—	3,700	$77.33	4/29/2015
	—	92,850	73.49	3/2/2015
	87,600	87,600	40.09	3/3/2014
	67,300	—	82.78	3/4/2013
	46,900	—	76.23	3/6/2012

Robert W. Helm					23,870	$1,693,815
	—	40,450	$74.97	5/4/2015

(a)	Of the 399,100 stock options held by Mr. Johnson with an exercise price of $73.49, 199,550 became exercisable on March 3, 2011, and 199,550 will become exercisable on March 3, 2012. The 424,300 stock options held by Mr. Johnson with an exercise price of $40.09 became exercisable on March 4, 2011. Of the 102,100 stock options held by Mr. Redd with an exercise price of $73.49, 51,050 became exercisable on March 3, 2011, and 51,050 will become exercisable on March 3, 2012. The 114,600 stock options held by Mr. Redd with an exercise price of $40.09 became exercisable on March 4, 2011. Of the 107,200 stock options held by Mr. DeMuro with an exercise price of $73.49, 53,600 became exercisable on March 3, 2011, and 53,600 will become exercisable on March 3, 2012. The 124,050 stock options held by Mr. DeMuro with an exercise price of $40.09 became exercisable on March 4, 2011. Of the 3,700 stock options held by Mr. Heebner with an exercise price of $77.33, 1,850 will become exercisable on April 30, 2011, and 1,850 will become exercisable on April 30, 2012. Of the 92,850 stock options held by Mr. Heebner with an exercise price of $73.49, 46,425 became exercisable on March 3, 2011, and 46,425 will become exercisable on March 3, 2012. The 87,600 stock options held by Mr. Heebner with an exercise price of $40.09 became exercisable on March 4, 2011. Of the 40,450 stock options held by Mr. Helm with an exercise price of $74.97, 20,225 will become exercisable on May 5, 2011, and 20,225 will become exercisable on May 5, 2012.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 126,845 restricted shares held by Mr. Johnson, 455 shares were released on January 3, 2011, with a market value of $31,950; 13,090 restricted shares will be released on January 3, 2012; 72,500 restricted shares will be released on January 2, 2013; and 40,800 restricted shares will be released on January 2, 2014. Of the 43,370 restricted shares held by Mr. Redd, 5,740 shares were released on January 3, 2011, with a market value of $403,063; 7,610 restricted shares will be released on January 3, 2012; 19,580 restricted shares will be released on January 2, 2013; and 10,440 restricted shares will be released on January 2, 2014. Of the 49,840 restricted shares held by Mr. DeMuro, 8,570 shares were released on January 3, 2011, with a market value of $601,785; 9,120 restricted shares will be released on January 3, 2012; 21,200 restricted shares will be released on January 2, 2013; and 10,950 restricted shares will be released on January 2, 2014. Of the 34,190 restricted shares held by Mr. Heebner, 4,640 shares were released on January 3, 2011, with a market value of $325,821; 4,730 restricted shares will be released on January 3, 2012; 14,960 restricted shares will be released on January 2, 2013; and 9,860 restricted shares will be released on January 2, 2014. The 23,870 restricted shares held by Mr. Helm will be released on January 2, 2014.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Messrs. Johnson and Helm participate in each of the retirement programs indicated next to their name in the table below. Messrs. Johnson and Helm are not eligible to participate in any of the company’s defined-benefit retirement plans because, effective January 1, 2007, new employees were no longer offered participation in the plans. The table shows the actuarial present value as of December 31, 2010, of the pension benefits earned for each named executive officer over the course of his career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2010

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year

Jay L. Johnson	—	—	—	—

L. Hugh Redd (b)	Salaried Retirement Plan Supplemental Retirement Plan	23 23	$414,074 1,752,285	None

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions	25	$436,189	None
	Supplemental Retirement Plan	25	$1,006,819

David K. Heebner	Salaried Retirement Plan	11	$334,770	None
	Supplemental Retirement Plan	11	1,089,797

Robert W. Helm	—	—	—	—
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2010, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2010. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 18, 2011.
(b)	Mr. Redd’s total service is 24 years and credited service is 23 years.

Salaried Retirement Plan

The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Messrs. Johnson, DeMuro and Helm participate in the Salaried Retirement Plan. Mr. DeMuro participates in the Salaried Retirement Plan – GSC Legacy Provisions which provides the same benefits as those provided under the Salaried Retirement Plan for benefits accrued on and after January 1, 2005.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $245,000 for 2010, and does not pay annual benefits beyond a predetermined benefit limit, which for 2010 was $195,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the named executive officers, other than Mr. Heebner, had reached the normal retirement age as of December 31, 2010.

A participant with at least 10 years of service qualifies for early retirement at age 55. None of the named executive officers qualified for early retirement as of December 31, 2010, other than Mr. DeMuro. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)	for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers except for Messrs. Johnson and Helm participate in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – GSC Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined benefit pension under the General Dynamics Salaried Retirement Plan – GSC Legacy Provisions pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Salaried Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Nonqualified Defined-Contribution Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2010. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2010 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2010

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)

Jay L. Johnson	$67,500	$51,975	$7,560	—	$234,775

L. Hugh Redd	$58,000	$22,500	$35,728	—	$286,442

Gerard J. DeMuro	$49,000	$18,450	$41,729	—	$576,002

David K. Heebner	$41,500	$15,075	$25,430	—	$454,196

Robert W. Helm	$—	$—	$—	—	$—
(a)	The registrant contributions of $51,975, $22,500, $18,450 and $15,075 for Messrs. Johnson, Redd, DeMuro and Heebner, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Messrs. Johnson, Redd and DeMuro. The amounts previously reported as executive and registrant contributions were as follows: (i) Mr. Johnson, $34,200 and $27,000; (ii) Mr. Redd, $117,811 and $45,636; and (iii) Mr. DeMuro, $255,080 and $118,652.

General Dynamics Corporation Supplemental Savings and Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of our salaried employees. Employees can make before-tax contributions to the SSIP, and we will match a portion of those contributions. Our matching contributions to the SSIP on behalf of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table.

For those who elect to participate in the Supplemental SSIP, we contribute the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the SSIP if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Participants become vested in all company contributions after completing three years of service. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to Messrs. Johnson, Redd, DeMuro, Heebner and Helm in the event of termination of the executive’s employment assuming a termination date of December 31, 2010. We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2010 table on page 41 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 43 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause or Voluntary Resignation. If we terminate a named executive officer for cause or the executive voluntarily resigns, the executive would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $269,231 for Mr. Johnson, $98,981 for Mr. Redd, $86,956 for Mr. DeMuro, $121,600 for Mr. Heebner and $14,359 for Mr. Helm. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $153,087 for Mr. DeMuro and $207,213 for Mr. Heebner. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2010. The life insurance benefit is further described on page 29 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)

A retiree medical and dental benefit with an estimated cost of $64,506 for Mr. DeMuro. The other named executive officers are not currently eligible for this benefit. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage until the executive reaches age 65.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $269,231 for Mr. Johnson, $98,981 for Mr. Redd, $304,549 for Mr. DeMuro, $328,813 for Mr. Heebner and $14,359 for Mr. Helm.

Termination Scenario 2 – Retirement. If a named executive officer retires from General Dynamics, the executive would be entitled to the same payments and benefits described in Termination Scenario 1. In addition, Messrs. DeMuro and Heebner, who are eligible to retire, would receive an accrued bonus upon retirement in the amount of $950,000 and $815,000, respectively.

Under the terms of the Equity Compensation Plan, Messrs. Johnson and Helm would not qualify for retirement treatment due to their length of service. Mr. Redd would not qualify for retirement treatment due to his current age. Therefore, all three would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Messrs. DeMuro and Heebner, who are eligible to retire, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $70.96 on December 31, 2010, and the option grant price, multiplied by the number of retained options, are $3,829,424 for Mr. DeMuro and $2,704,212 for Mr. Heebner. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2010, multiplied by the closing share price of $70.96 on the same date, and applying a discount factor of 0.38 percent to account for the restriction periods, is $3,129,910 for Mr. DeMuro and $2,063,026 for Mr. Heebner.

Under this termination scenario, the estimated total value of the payments and benefits would be $269,231 for Mr. Johnson, $98,981 for Mr. Redd, $8,213,883 for Mr. DeMuro, $5,911,051 for Mr. Heebner and $14,359 for Mr. Helm. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 3 – Death. If a named executive officer dies while employed by General Dynamics, his estate would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $2,510,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $815,000 for Mr. Heebner and $0 for Mr. Helm.

(iii)	Spouses of named executive officers who are eligible for pension benefits are entitled to a 100 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2010 table on page 41 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,800,000 for Mr. Johnson, $1,510,000 for Mr. Redd, $1,320,000 for Mr. DeMuro, $1,280,000 for Mr. Heebner and $1,120,000 for Mr. Helm. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if he remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to his estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $70.96 on December 31, 2010, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 0.38 percent to account for the option exercise dates, is $13,089,569 for Mr. Johnson, $3,535,387 for Mr. Redd, $3,826,917 for Mr. DeMuro, $2,702,442 for Mr. Heebner and $0 for Mr. Helm. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2010, multiplied by the closing share price of $70.96 on the same date, and applying a discount factor of 0.38 percent to account for the restriction periods, is $8,925,701 for Mr. Johnson, $3,056,590 for Mr. Redd, $3,514,016 for Mr. DeMuro, $2,408,897 for Mr. Heebner and $1,674,633 for Mr. Helm.

Under this termination scenario, the estimated total value of the payments and benefits would be $27,594,501 for Mr. Johnson, $9,150,958 for Mr. Redd, $9,697,889 for Mr. DeMuro, $7,327,939 for Mr. Heebner and $2,808,992 for Mr. Helm. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 4 – Termination for Disability. If we terminate a named executive officer for disability, then the executive would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1 and, if eligible, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 3.

(ii)	A bonus payment based on the prior year’s cash bonus, of $2,510,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $815,000 for Mr. Heebner and $0 for Mr. Helm.

(iii)	In addition, Messrs. DeMuro and Heebner would receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

In a termination for disability scenario, the named executive officers would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 2 for the retirement eligible named executive officers. Under this calculation, the value of the retained options is $13,098,141 for Mr. Johnson, $3,537,702 for Mr. Redd, $3,829,424 for Mr. DeMuro, $2,704,212 for Mr. Heebner and $0 for Mr. Helm. The present value of the retained restricted stock is $7,494,510 for Mr. Johnson, $2,690,374 for Mr. Redd, $3,129,910 for Mr. DeMuro, $2,063,026 for Mr. Heebner and $837,317 for Mr. Helm.

In the event of termination for disability, the estimated total value of the payments and benefits would be $23,371,882 for Mr. Johnson, $7,277,057 for Mr. Redd, $8,213,883 for Mr. DeMuro, $5,911,051 for Mr. Heebner and $851,676 for Mr. Helm. The estimated totals include the value of the equity awards and other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination without Cause. If we terminate a named executive officer without cause, then the executive would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus, of $2,510,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $815,000 for Mr. Heebner and $0 for Mr. Helm.

(iii)	In addition, Messrs. DeMuro and Heebner would receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under the terms of the Equity Compensation Plan, Messrs. Johnson, Redd and Helm would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Messrs. DeMuro and Heebner, who are eligible to retire, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options and restricted stock for Messrs. DeMuro and Heebner is discussed under Termination Scenario 2 above.

In the event of termination without cause, the estimated total value of the payments and benefits would be $2,779,231 for Mr. Johnson, $1,048,981 for Mr. Redd, $8,213,883 for Mr. DeMuro, $5,911,051 for Mr. Heebner and $14,359 for Mr. Helm.

Change in Control Scenarios

We have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the Equity Compensation Plan. Our calculations assume the executive was terminated on December 31, 2010, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 31 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control. The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $70.96 on December 31, 2010, and the option grant price, would be $13,098,141 for Mr. Johnson, $3,537,702 for Mr. Redd, $3,829,424 for Mr. DeMuro, $2,704,212 for Mr. Heebner and $0 for Mr. Helm. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2010, times the closing share price of $70.96 on December 31, 2010, would be $9,000,921 for Mr. Johnson, $3,077,535 for Mr. Redd, $3,536,646 for Mr. DeMuro, $2,426,122 for Mr. Heebner and $1,693,815 for Mr. Helm.

Excise Tax Payments in Connection with a Change in Control. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control and has a severance protection agreement that provides for reimbursement, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 4. The estimated excise tax payment amounts are: $7,322,876 for Mr. Johnson and $4,075,832 for Mr. Redd. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause. If we terminate a named executive officer for cause in connection with a change in control, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. Messrs. DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $22,368,293 for Mr. Johnson, $6,714,218 for Mr. Redd, $7,670,619 for Mr. DeMuro, $5,459,147 for Mr. Heebner and $1,708,174 for Mr. Helm.

Change in Control Scenario 2 – Death. If a named executive officer dies while covered under a change in control, the executive’s estate or beneficiary would receive the accrued vacation payment, bonus payment, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 3 as well as the accelerated value of the equity awards described above.

Under this change in control scenario, the estimated total value of the payments and benefits would be $27,678,293 for Mr. Johnson, $9,174,218 for Mr. Redd, $9,723,026 for Mr. DeMuro, $7,346,934 for Mr. Heebner and $2,828,174 for Mr. Helm. The totals do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation, Retirement and Disability. If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement) or is terminated for disability, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus of $2,510,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $815,000 for Mr. Heebner and $0 for Mr. Helm. Messrs. DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $24,878,293 for Mr. Johnson, $7,664,218 for Mr. Redd, $8,620,619 for Mr. DeMuro, $6,274,147 for Mr. Heebner and $1,708,174 for Mr. Helm.

Change in Control Scenario 4 – Termination without Cause. If we terminate a named executive officer without cause, the named executive officer terminates his employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above, plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus, of $2,510,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $815,000 for Mr. Heebner and $0 for Mr. Helm.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $11,690,900 for Mr. Johnson, $5,097,950 for Mr. Redd, $4,813,900 for Mr. DeMuro, $4,350,450 for Mr. Heebner and $1,674,400 for Mr. Helm.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $99,932 for Mr. Johnson, $64,759 for Mr. Redd, $62,918 for Mr. DeMuro, $42,304 for Mr. Heebner and $31,683 for Mr. Helm. These costs reflect an amount equal to three times the 2010 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $303,727 for Mr. Johnson, $198,741 for Mr. Redd, $182,168 for Mr. DeMuro, $144,510 for Mr. Heebner and $0 for Mr. Helm. Due to the additional 36-month credit, Mr. Johnson only qualifies for retiree life coverage due to his projected age. Mr. Redd and Mr. DeMuro qualify for retiree life, medical and dental benefits in this change in control scenario. The cost of Mr. Heebner’s retiree life insurance coverage is reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage. Mr. Helm does not qualify for retiree medical and dental or retiree life benefits due to his length of service.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. This cost represents estimated outplacement services costs for a senior executive obtained from an outplacement vendor.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $2,773,636 for Mr. Redd, $613,100 for Mr. DeMuro and $563,690 for Mr. Heebner. Messrs. Johnson and Helm are not eligible for this benefit.

Under this change in control scenario, the estimated total value of the payments and benefits would be $44,340,728 for Mr. Johnson, $19,920,136 for Mr. Redd, $14,120,112 for Mr. DeMuro, $11,212,888 for Mr. Heebner and $3,459,257 for Mr. Helm. The totals include any required tax gross-up payments for excise taxes.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Four directors serve on the Compensation Committee:

George A. Joulwan (chair),

James S. Crown,

William P. Fricks, and

Paul G. Kaminski

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks Paul G. Kaminski

March 1, 2011

Executive Officers

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of our executive officers held for at least the last five years as of March 7, 2011, were as follows:

Name, Position and Office	Age
Jason W. Aiken – Vice President and Controller of the company since April 2010; Staff Vice President, Accounting, of the company, July 2006 – March 2010; Director, Consolidation Accounting, of the company, June 2002 – June 2006	38
John P. Casey – Vice President of the company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	56
Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	55
Gregory S. Gallopoulos – Senior Vice President, General Counsel and Secretary of the company since January 2010; Vice President and Deputy General Counsel of the company, July 2008 – January 2010; Managing Partner of Jenner & Block LLP, January 2005 – June 2008	51
David K. Heebner – Executive Vice President, Combat Systems, since May 2010; Executive Vice President, Marine Systems, January 2009 – May 2010; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development, of the company, May 2002 – July 2005; Vice President, Strategic Planning, of the company, January 2000 – May 2002	66
Robert W. Helm – Senior Vice President, Planning and Development, of the company since May 2010; Vice President, Government Relations, of Northrop Grumman Corporation, August 1989 – April 2010	59
Jay L. Johnson – Chairman and Chief Executive Officer of the company since May 2010; President and Chief Executive Officer of the company, July 2009 – May 2010; Vice Chairman of the company, September 2008 – July 2009; Executive Vice President of Dominion Resources, Inc., December 2002 – June 2008; Chief Executive Officer of Dominion Virginia Power, October 2007 – June 2008; President and Chief Executive Officer of Dominion Delivery, 2002 – 2007	64
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008; Executive Vice President and Chief Operating Officer of Anteon Corporation, August 2003 – June 2006	63
Joseph T. Lombardo – Executive Vice President, Aerospace, and President of Gulfstream Aerospace Corporation since April 2007; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	63
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006	51
Phebe N. Novakovic – Executive Vice President, Marine Systems, since May 2010; Senior Vice President, Planning and Development, of the company, July 2005 – May 2010; Vice President, Strategic Planning, of the company, October 2002 – July 2005	53
Walter M. Oliver – Senior Vice President, Human Resources and Administration, of the company since March 2002; Vice President, Human Resources and Administration, of the company, January 2001 –March 2002	65
L. Hugh Redd – Senior Vice President and Chief Financial Officer of the company since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	53
Mark C. Roualet – Vice President of the company and President of General Dynamics Land Systems since October 2008; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008; Senior Vice President – Ground Combat Systems of General Dynamics Land Systems, March 2003 – July 2007	52
Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations, of General Dynamics Advanced Information Systems, November 2003 – March 2005	50

Security Ownership of Management

The following table provides information as of March 7, 2011, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 7, 2011 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Mary T. Barra	0	*	0	0
Nicholas D. Chabraja	2,371,718	*	0	2,371,718
James S. Crown (d)	16,069,539	4.3%	2,548	16,072,087
William P. Fricks	57,453	*	0	57,453
Jay L. Johnson	1,424,563	*	0	1,424,563
George A. Joulwan	40,697	*	6,089	46,786
Paul G. Kaminski	51,041	*	4,490	55,531
John M. Keane	31,319	*	0	31,319
Lester L. Lyles	33,401	*	0	33,401
William A. Osborn	8,795	*	0	8,795
Robert Walmsley	31,693	*	0	31,693

Named Executive Officers
L. Hugh Redd	561,754	*	0	561,754
Gerard J. DeMuro	676,830	*	0	676,830
David K. Heebner	460,431	*	0	460,431
Robert W. Helm	52,715	*	0	52,715

Directors and Executive Officers as a Group (25 individuals)	24,491,761	6.2%	13,127	24,504,888
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 7, 2011, as follows: (i) Mr. Johnson – 1,222,370 shares; Mr. Redd – 469,910 shares; Mr. DeMuro – 517,700 shares; Mr. Heebner – 337,675 shares; and Mr. Helm – 20,225 shares; (ii) other directors of the company – 1,290,985 shares; and (iii) other executive officers of the company – 2,048,475 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,069,539 shares. Of the 16,069,539 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 15,877,576 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 7, 2011, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	Common Stock Beneficially Owned as of March 7, 2011 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class

The Northern Trust Company (b) 50 South LaSalle Street Chicago, Illinois 60675	34,487,531	9.2%

Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,423,755	8.9%

Capital Research Global Investors (d) 333 South Hope Street Los Angeles, California 90071	25,082,300	6.7%

BlackRock, Inc. (e) 40 East 52nd Street New York, New York 10022	23,466,682	6.2%
(a)	The information for Capital Research Global Investors (Capital Research) and BlackRock, Inc. (BlackRock) is as of December 31, 2010.
(b)	Northern Trust is the trustee of the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees.
(c)	This information is based solely on information provided on behalf of Mr. Crown. Longview Asset Management, LLC (Longview), a registered investment advisor, manages substantially all of the Common Stock held by a number of persons, including Mr. Crown and members of his family, relatives, certain family partnerships, trusts associated with the Crown family and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,415,500 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(d)	This information is based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2011, by Capital Research.
(e)	This information is based solely on information contained in a Schedule 13G filed with the SEC on February 4, 2011, by BlackRock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	27,444,169	$64.67	25,933,989

Equity compensation plans not approved by shareholders	—	—	—

Total	27,444,169	$64.67	25,933,989

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, Lester L. Lyles,	William A. Osborn, and Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2010.

The Audit Committee has reviewed and discussed with management and KPMG LLP, the company’s independent auditors for 2010, the company’s audited financial statements as of December 31, 2010, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair

James S. Crown

Lester L. Lyles

William A. Osborn

Robert Walmsley

March 1, 2011

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as our independent auditors for 2011. Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2011 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2009 and 2010, and fees billed for other services rendered by KPMG during those years.

	2009	2010
Audit Fees (a)	$18,593,281	$17,324,455
Audit-related Fees (b)	1,467,566	1,368,857
Tax Fees (c)	1,183,284	1,370,569
All Other Fees	—	—

Total Fees	$21,244,131	$20,063,882

(a)	Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Advisory Vote on Executive Compensation

(Proposal 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. In evaluating our executive compensation program, key considerations include:

•

On average, salaries, which are based on market survey data and targeted at the 50th percentile of that data, represent less than half of our senior executives’ compensation. The majority of the senior executives’ compensation is performance-based (through bonus and equity awards) and, therefore, at risk.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Stringent stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our shareholders.

•

Our compensation program is based on setting strong operating plan goals that are aggressive, achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

•

We believe the use of discretion in our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Advisory Vote on the Frequency of

Future Executive Compensation Advisory Votes

(Proposal 4)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on how often we will seek non-binding advisory votes on the compensation of named executive officers as disclosed in future proxy statements, similar to proposal 3 in this proxy statement. (We refer to those future votes as “Future Advisory Compensation Votes”.) We are required to hold Future Advisory Compensation Votes at least once every three years. Accordingly, shareholders may indicate their preference on the frequency of Future Advisory Compensation Votes by voting for one of the following options:

•	that Future Advisory Compensation Votes be held every year;

•	that Future Advisory Compensation Votes be held every two years; or

•	that Future Advisory Compensation Votes be held every three years.

The Board recommends that shareholders vote in favor of holding Future Advisory Compensation Votes every three years. Please note that you are being asked to indicate your preference on the above choices, and you are not voting to approve or disapprove the Board’s recommendation.

The Board believes that the optimal frequency for holding Future Advisory Compensation Votes is every three years. The Board believes that this time frame would allow for the Compensation Committee to respond fully to shareholder votes from prior years. Holding the Future Advisory Compensation Votes every year could result in a short-term focus rather than a long-term approach to the compensation program. As we explain in the Compensation Discussion and Analysis, we believe that closely aligning the interests of management with long-term shareholder value is a key feature of our executive compensation program.

Your Board of Directors unanimously recommends a vote in favor of holding Future Advisory Compensation Votes EVERY THREE YEARS.

Shareholder Proposal – Human Rights Policy

(Proposal 5)

We have been advised by the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 40 shares of Common Stock; Mercy Investment Services, 2039 North Geyer Road, St. Louis, Missouri 63131-3332, owner of 100 shares of Common Stock; and the Loretto Literary & Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 400 shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

Develop and Implement Human Rights Policy

General Dynamics – 2011

WHEREAS:

Expectations of the global community are growing, such that companies must have policies in place that promote and protect human rights within their areas of activity and sphere of influence to help promote and protect a company’s reputation as a good corporate citizen.

Corporations operating in countries with civil conflict, weak rule of law, endemic corruption, poor labor and environmental standards face serious risks to reputation and shareholder value when they are seen as responsible for, or complicit in, human rights violations.

General Dynamics is a global leader in producing, supporting and sustaining land and expeditionary combat systems for the U.S. military and its allies and in mission critical and information technologies. General Dynamics is 5th on the 2009 Top 100 Defense Contractors at $14.95 billion (Government Executive, 8-15-10).

Neither our company’s Code of Business Conduct nor its Corporate Sustainability Report addresses human rights, a major corporate responsibility issue. Without a human rights policy, General Dynamics faces reputation risks by operating in countries where rule of law is weak and human rights abuses well documented, e.g. Afghanistan and in the Middle East. (U.S. State Department Advancing Freedom and Democracy Report; www.state.gov/g/drl/rls/afdr/)

We recommend our company base human rights policies on the Universal Declaration of Human Rights, the International Labor Organization’s Core Labor Standards and United Nations Norms on Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights.

RESOLVED:

Shareholders request management to review policies related to human rights to assess areas where General Dynamics needs to adopt and implement additional policies and to report its findings by December 2011, omitting proprietary information and prepared at reasonable expense.

Supporting Statement

We recommend the review include:

1.	Risk assessment to determine potential for human rights abuses in locations where General Dynamics operates, such as the Middle East, parts of Asia and other civil-strife/war-torn areas;

2.	A report on the current system which ensures that General Dynamics contractors and suppliers are implementing human rights policies in their operations, including monitoring, training, addressing issues of non-compliance and assurance that trafficking-related concerns, particularly in the extractive minerals industry sector, are being addressed; and

3.	The General Dynamics strategy of engagement with internal and external stakeholders.

We urge you to vote FOR this proposal.

Statement by your Board of Directors Against the Shareholder Proposal

This proposal requests that your Board review our company’s policies related to human rights and report its findings by December 2011. This type of a report would impose an unnecessary burden and expense on our company with limited, if any, benefit to our shareholders. Your Board recommends voting against this proposal.

Throughout our history, General Dynamics has endeavored to foster a culture of ethical behavior and integrity. We believe that ethical business is by definition good business. We take seriously our role as a good corporate citizen and we believe in sustainable business practices, which include supporting the environment and the communities in which we work. Our commitment to corporate social responsibility is evident in two core documents, the General Dynamics Standards of Business Ethics and Conduct Handbook, commonly referred to as the “Blue Book,” and our Corporate Sustainability Report, both of which are available on our website at www.generaldynamics.com.

The Blue Book expressly states the company’s expectation that all employees conduct General Dynamics’ business in accordance with the law, our policies and our values. It reminds our employees to sustain General Dynamics’ ethical business reputation by adhering to our principles of integrity, honesty and respect. In conjunction with our corporate policies, the Blue Book establishes policies and practices that address a wide range of human rights and workplace issues, many of which are consistent with the human rights standards and declarations referenced in the shareholder proposal. Our corporate policies and the Blue Book address many areas of corporate social responsibility, including the following:

•	business ethics
•	international business practices and compliance
•	the health, wellness and safety of our employees
•	equal employment opportunity and affirmative action
•	unacceptable workplace conduct and harassment

•	privacy and security of personal information
•	prohibition against retaliation
•	compliance with environmental laws
•	compliance with U.S. and international anti-bribery laws
•	community relationships

Among other things, the Blue Book and our corporate policies show General Dynamics’ commitment to maintaining a policy of inclusiveness and fostering a work environment where employees can perform their jobs and pursue their careers free from discrimination and harassment. The Blue Book also states that we expect our suppliers, vendors, contractors, and joint venture partners to develop ethics and compliance programs that are consistent with our corporate values.

In addition, the General Dynamics Corporate Sustainability Report highlights our focus on “doing the right thing” for our employees, our customers, the environment, and the communities in which we operate. General Dynamics works to sustain the environment and support the communities in which our employees work and live through organizations that are focused on the environment, education, civic matters and the arts.

As a government contractor, the majority of our work is in response to specific government requirements, which we perform within the parameters of our corporate policies and Blue Book guidelines. Accordingly, we feel that the proponents’ political or ideological concerns about work performed in response to government requirements in the geographic areas referenced in the proposal are more appropriately addressed to elected officials.

Your Board of Directors believes that General Dynamics’ Blue Book and corporate policies effectively govern our commitment to operating in a manner that respects our employees, our customers and the laws of the nations in which we operate, rendering this proposal unnecessary.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Special Shareholder Meetings

(Proposal 6)

We have been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 200 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

6 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board. This included that a number of shareholders can be part of the 10% to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R.R. Donnelley. Our management took advantage of a broker letter technicality to prevent shareholders from voting on this special meeting proposal topic at the 2010 annual meeting. Reference: General Dynamics Corporation (January 27, 2010).

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay. The total executive pay of $36 million for Nicholas Chabraja did not include the nearly $28 million of accumulated benefits under the pension plans that were distributed in January 2010.

In July 2009 Nicholas Chabraja was paid nearly $9 million “in lieu of future corporate aircraft usage, reimbursement for office support and administrative support, reimbursement for moving expenses and applicable tax gross-up to which he was entitled.”

Nell Minow, who chaired The Corporate Library said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

Director James Crown had 23-years tenure (independence concern), served on our 3 most important board committees, including chairmanship of our Nomination Committee, and received our highest negative votes. Plus he was our Lead Director.

George Joulwan, Paul Kaminski, Nicholas Chabraja and James Crown had 12 to 23-years long tenure – an independence concern. Plus they held 5 seats on our most important board committees.

Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 6.

Statement by the Board of Directors Against the Shareholder Proposal

This proposal requests that your Board of Directors amend our company’s governing documents to give shareholders of 10 percent of the outstanding common stock the power to call special shareholder meetings. Your Board of Directors has considered this proposal and believes its adoption is unnecessary because existing bylaws giving shareholders the right to call a special meeting strike an appropriate balance.

In early 2009, your Board voted to amend our company’s bylaws to provide shareholders with the ability to call a special meeting. Our bylaws provide that your Board will call a special meeting upon the written request of a single stockholder holding 10 percent of our company’s outstanding common stock, or one or more stockholders holding 25 percent of our company’s outstanding stock. The full text of the amendment can be found in Article II, Section 2 of our company’s amended and restated bylaws that are available at www.generaldynamics.com under the “Investor Relations—Corporate Governance” headings.

Special meetings are expensive, time-consuming and require significant management attention. Accordingly, your Board believes that the expenditure of corporate funds and resources associated with a special meeting should only be incurred when shareholders meet an appropriate threshold of ownership interest in our company. The special meeting bylaw already contains an ownership threshold that ensures this is the case. Your Board believes that the existing special meeting bylaw strikes an appropriate balance between the right of shareholders to call a special meeting and the interests of our company and shareholders in promoting the appropriate use of corporate funds and resources.

Your Board also takes issue with the proponent’s suggestion that the independence of certain board members may be impaired merely because of length of service. We believe that the tenure of these directors demonstrates their strong commitment to our company and its shareholders and that these directors provide your Board with valuable insight into the long-term business cycles and the complex operations of our company. Furthermore, your Board reviews the independence of each director annually to confirm compliance with the company’s director independence guidelines and the independence rules of the New York Stock Exchange. Your Board rejects the notion that directors who have been duly elected by the shareholders and who show a long-term commitment to our company somehow lack independence.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2010, except for Mr. Chabraja, who did not file in a timely manner a report regarding the transfer of shares from his SSIP account.

Shareholder Proposals for 2012 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2012 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 19, 2011. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2012 annual meeting that is not to be included in our proxy materials, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 5, 2012, and no later than February 4, 2012.

Annual Report on Form 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2010 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3152 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our annual report and proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 18, 2011

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 3, 2011. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 2, 2011.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/gd
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Outside the United States, US Territories and Canada, call 1-781-575-2300 on a touch-tone telephone.
		•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Mary T. Barra	☐	☐	☐	05 - Jay L. Johnson	☐	☐	☐	09 - Lester L. Lyles	☐	☐	☐
	02 - Nicholas D. Chabraja	☐	☐	☐	06 - George A. Joulwan	☐	☐	☐	10 - William A. Osborn	☐	☐	☐
	03 - James S. Crown	☐	☐	☐	07 - Paul G. Kaminski	☐	☐	☐	11 - Robert Walmsley	☐	☐	☐
	04 - William P. Fricks	☐	☐	☐	08 - John M. Keane	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.						THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6.
			For	Against	Abstain			For	Against	Abstain
2.	Selection of Independent Auditors.		☐	☐	☐	5.	Shareholder proposal with regard to a human rights policy.	☐	☐	☐
3.	Advisory Vote on Executive Compensation.		☐	☐	☐	6.	Shareholder proposal with regard to special shareholder meetings.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE for EVERY THREE (3) YEARS for Proposal 4.
		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Advisory Vote on Frequency of Future Executive Compensation Advisory Votes.	☐	☐	☐	☐

IF VOTING BY MAIL , YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD .

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2011 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints JAY L. JOHNSON, GREGORY S. GALLOPOULOS and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, IN FAVOR OF EVERY THREE (3) YEARS ON PROPOSAL 4, AND AGAINST PROPOSALS 5 AND 6.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.